Hunter & Renfro, LLP a Tax, Accounting, Business Valuation & Litigation Support Firm	455 Capital Mall, Suite 235 Sacramento, CA 95814 Tel 916-443-5670 Fax 916-443-8938
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May 6, 2011

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington, DC 20549

Re: Phoenix International Ventures, Inc.

Commision File Number 333-140257

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Phoenix International Ventures, Inc. in item 9 of its for 10K dated May 16, 2011, captioned"Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on form 10K.

Sincerely,

/s/ Hunster & Renfro, LLP
Hunster & Renfro, LLP